   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 1, 1996.

                                                   REGISTRATION NO. 333-[      ]
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------
                                    FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------
                     INTERNATIONAL ALLIANCE SERVICES, INC.
             (Exact name of Registrant as specified in its charter)

                DELAWARE                                       22-2769024
      (State or other jurisdiction                          (I.R.S. Employer
    of incorporation or organization)                      Identification No.)

                             ---------------------

                            10055 SWEET VALLEY DRIVE
                            VALLEY VIEW, OHIO 44125
                                 (216) 447-9000
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                             ---------------------

                               EDWARD F. FEIGHAN
                     INTERNATIONAL ALLIANCE SERVICES, INC.
                            10055 SWEET VALLEY DRIVE
                            VALLEY VIEW, OHIO 44125
                                 (216) 447-9000
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                             ---------------------

                                With Copies to:

                             RICK L. BURDICK, P.C.
                   AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.
                        1900 PENNZOIL PLACE-SOUTH TOWER
                              711 LOUISIANA STREET
                              HOUSTON, TEXAS 77002
                                 (713) 220-5800

                             ---------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]

                             ---------------------

                        CALCULATION OF REGISTRATION FEE

================================================================================================================
                                                                         PROPOSED MAXIMUM
TITLE OF EACH CLASS                  AMOUNT TO BE     PROPOSED MAXIMUM  AGGREGATE OFFERING      AMOUNT OF
OF SECURITIES TO BE REGISTERED        REGISTERED      OFFERING PRICE(1)      PRICE(1)       REGISTRATION FEE
----------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01....   24,852,300 shares       $10.375         $257,842,610          $51,569
================================================================================================================

(1) Estimated pursuant to Rule 457(d) solely for the purpose of calculating the registration fee.

                             ---------------------

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

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*                                                                         *
*  INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A  *
*  REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED     *
*  WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT  *
*  BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE        *
*  REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT    *
*  CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY     *
*  NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH  *
*  SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO            *
*  REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH    *
*  STATE.                                                                 *
*                                                                         *
***************************************************************************

                 SUBJECT TO COMPLETION, DATED NOVEMBER 1, 1996
PROSPECTUS

                               24,852,300 SHARES

                     INTERNATIONAL ALLIANCE SERVICES, INC.

                                  COMMON STOCK
                             ---------------------
     This Prospectus relates to 24,852,300 shares (the "Shares") of common stock, par value $.01 per share ("Common Stock"), of International Alliance Services, Inc., a Delaware corporation (formerly known as Republic Environmental Systems, Inc., the "Company"), 11,692,300 of which are currently outstanding and 13,160,000 of which are issuable upon exercise of outstanding warrants. Shares may be offered from time to time (the "Offering") by persons (the "Selling Stockholders") who have acquired such Shares in certain private placements and other transactions not involving a public offering. The Shares are being registered under the Securities Act of 1933, as amended (the "Securities Act"), on behalf of the Selling Stockholders in order to permit the public or private sale or other public or private distribution of the Shares.

     The Shares may be sold or distributed from time to time by or for the account of the Selling Stockholders, or by their pledgees on behalf of the Selling Stockholders, in transactions (which may involve crosses and block transactions) on the Nasdaq National Market ("Nasdaq") or any national securities exchange or U.S. inter-dealer quotation system of a registered national securities association on which the Shares are then listed, in the over-the-counter market, in one or more privately negotiated transactions (including pledges and gifts), through the writing of option on the Shares, in a combination of such methods of distribution or by any other legally available means; including the distribution by Alliance Holding Corporation, an Ohio corporation and Selling Stockholder ("Alliance"), to its stockholders and debt holders of the Shares which are not sold or otherwise transferred by Alliance. Such methods of sale may be conducted by the Selling Stockholders at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at prices otherwise negotiated. The Selling Stockholders may effect such transactions directly, or indirectly through broker-dealers or agents acting on their behalf and, in connection with such sales, such broker-dealers or agents may receive compensation in the form of commissions or discounts from the Selling Stockholders and/or the purchasers of the Shares for whom they may act as agent or to whom they sell Shares as principal or both (which commissions or discounts might be in excess of customary commissions). To the extent required, the names of the agents or broker-dealers, and applicable commissions or discounts and any other required information with respect to any particular offer of Shares by the Selling Stockholders, will be set forth in a Prospectus Supplement. See "Plan of Distribution."

     The Company will not receive any of the proceeds from the sale of the Shares offered hereby, but will bear all expenses incident to the registration of the Shares under federal and state securities laws and the sale of the Shares hereunder other than expenses incident to the delivery of the Shares to be sold by the Selling Stockholders, including any transfer taxes payable on any Shares, and any commissions and discounts payable to underwriters, agents or dealers.

     The Common Stock is quoted on Nasdaq under the symbol "IASI." On October 22, 1996, the last reported sale price for the Common Stock as reported by Nasdaq was $11.75 per share. The Company had 29,618,158 shares of Common Stock issued and outstanding as of October 22, 1996.

     PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE MATTERS SET FORTH UNDER THE CAPTION "RISK FACTORS" LOCATED ON PAGE 5 OF THIS PROSPECTUS.
                             ---------------------
 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
      EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
          SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
            COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
              PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.
                             ---------------------

             The date of this Prospectus is                , 1996.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act"), and, in accordance therewith, files reports, proxy and information statements and other information with the Securities and Exchange Commission (the "SEC"). The reports, proxy and information statements and other information concerning the Company can be inspected and copied at the public reference facilities maintained by the SEC at Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's regional offices located at Suite 1400, 500 West Madison Street, Chicago, Illinois 60661 and at Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can also be obtained from the SEC at prescribed rates through the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Such documents also may be obtained through the website maintained by the SEC at http://www.sec.gov. Such reports, proxy statements and other information may also be inspected at the offices of Nasdaq at 1735 K Street, N.W., Washington, D.C. 20006.

     The Company has filed with the SEC a Registration Statement on Form S-3 under the Securities Act with respect to the Shares (such registration statement, including all amendments and supplements thereto, is hereinafter referred to as the "Registration Statement"). This Prospectus, which forms a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain parts of which have been omitted in accordance with the rules and regulations of the SEC. Statements contained in this Prospectus as to the contents of any contract, agreement or other document are not necessarily complete and in each instance reference is made to the copy of such contract, agreement or other document filed as an exhibit to the Registration Statement or incorporated herein by reference, and each such statement is deemed qualified in its entirety by such reference. The Registration Statement and exhibits thereto may be inspected without charge at the public reference facilities maintained by the SEC, regional offices of the SEC and offices of the SEC and Nasdaq referred to above, and copies thereof may be obtained from the SEC at prescribed rates.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents, filed by the Company (File No. 0-25890) with the SEC pursuant to the Exchange Act, are incorporated herein by reference and made a part of this Prospectus:

     (i) the Company's Registration Statement on Form 10, file No. 0-25890, dated April 26, 1995;

     (ii) the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995;

     (iii) the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996;

     (iv) the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996;

     (v)   the Company's Current Report on Form 8-K of June 10, 1996; and

     (vi) the Company's definitive Schedule 14C Information Statement dated September 23, 1996.

     All reports and other documents filed by the Company with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the Offering shall be deemed incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in this Prospectus or in a document incorporated or deemed to be incorporated by reference in this Prospectus shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company undertakes to provide without charge to each person to whom a copy of this Prospectus has been delivered, upon the written or oral request of such person, a copy of any or all of the documents incorporated by reference herein, other than the exhibits to such documents, unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates. Written or oral requests for such copies should be directed to International Alliance Services, Inc., 10055 Sweet Valley Drive, Valley View, Ohio, 44125, Attention: Corporate Secretary, telephone number (216) 447-9000.

                                  RISK FACTORS

     IN ADDITION TO THE OTHER INFORMATION SET FORTH IN THIS PROSPECTUS, PROSPECTIVE PURCHASERS OF THE SHARES SHOULD CONSIDER CAREFULLY THE FOLLOWING RISK FACTORS IN EVALUATING AN INVESTMENT IN THE COMPANY.

RISKS RELATED TO THE COMPANY

  Control by Alliance

     As a result of the Combination (defined herein), Alliance owns 26,076,000 shares, or 78.6% of the outstanding shares of Common Stock. Such shares include 7,116,000 shares owned of record by MGD Holdings Ltd. ("MGD Holdings"), a Bermuda corporation controlled by Michael G. DeGroote, the Chairman of the Company and the beneficial owner of 36.9% of the outstanding Shares of Common Stock, for which Alliance shares voting power under a voting agreement, dated October 18, 1996 (the "Voting Agreement"), between Alliance and MGD Holdings. Pursuant to the Voting Agreement, MGD Holdings, for a period of two years from the date thereof, has agreed to vote all shares of Common Stock held by MGD Holdings from time to time in accordance with the recommendations of the management of Alliance. Accordingly, Alliance has the capability to determine the outcome of any vote of the Company's stockholders during this period. Further, four of the seven members of the Board of Directors were nominated by Alliance. Accordingly, Alliance has effective control of the Company's Board of Directors.

  Dependence on Key Personnel

     The Company depends and will continue to depend in the foreseeable future on the services of Messrs. Michael G. DeGroote, Edward F. Feighan, Craig L. Stout, Joseph E. LoConti, Douglas R. Gowland and certain of its other officers and key employees with extensive experience and expertise. The ability of the Company to retain its officers and key employees is important to the success of the Company. The loss of key personnel, whether by resignation or otherwise, including the election of directors, could have a material adverse effect on the Company. The Company does not maintain key personnel insurance on any of its officers or employees.

  Possible Depressing Effect of Future Sales of Common Stock

     No predictions can be made as to the effect, if any, that future sales of the Shares, the availability of Common Stock for sale, or the perception that such sales could occur, will have on the prevailing market price of the Common Stock. In addition, the Company has issued and intends to issue in the future Common Stock and/or options or warrants to purchase Common Stock pursuant to exemptions from registration available under the Securities Act in connection with certain of its acquisitions. Such securities are subject to restrictions on resale in accordance with the Securities Act and the regulations promulgated thereunder. As such restrictions lapse or if such shares are registered for sale to the public, such securities may be sold into the public market. In the event of the issuance and subsequent resale of a substantial number of shares of Common Stock, or a perception that such sales could occur, there could be a material adverse effect on the prevailing market price of the Common Stock.

  Dilution

     The issuance of additional shares of Common Stock upon exercise of the Combination Warrants (defined herein), or upon the Company's completion of any acquisitions and business combinations, may have a dilutive effect on the voting rights of the holders of Common Stock. While the management of the Company intends to use the infusions of capital from the Combination to finance growth and acquisitions, there can be no assurance that such cash infusions will result in an enhancement of the Company's financial condition.

RISKS RELATED TO THE PROVISION OF WASTE SERVICES

  Consents of Regulatory Authorities

     On October 18, 1996, the Company consummated the merger of Century Surety Company, an Ohio corporation ("CSC" and, together with its subsidiaries, the "CSC Group"), and Commercial Surety Agency, Inc., d/b/a Century Surety Underwriters, an Ohio corporation ("CSU" and, together with CSC and its subsidiaries, the "Insurance Subsidiaries"), into two wholly-owned subsidiaries of the Company (the "Mergers"). The Company and the Insurance Subsidiaries were required to seek consents from certain regulatory authorities as a result of the Mergers. The Ohio attorney general's office has determined that the Mergers will constitute a change of ownership of Ohio Environmental Protection Agency ("Ohio EPA") permitted facilities owned by Republic Environmental Systems (Cleveland) Inc. ("RES (Cleveland)") and Republic Environmental Systems (Ohio), Inc. ("RES
(Ohio)"). In addition, the Ohio EPA may determine that the Mergers constitute a modification of such permits. As a result, Ohio law requires that the change of ownership of the permitted facilities, as well as the permit modifications, if any, be approved by the director of the Ohio EPA, based upon the disclosure statements and an investigative report prepared by the Ohio attorney general's office. The Company consummated the Mergers prior to receipt of the requisite approval of the director of the Ohio EPA as permitted by applicable law. During the approval process, the Company does not anticipate that the operations at such facilities will be effected. In the event that the director of the Ohio EPA ultimately disapproves such change of ownership or, if required, such permit modifications, the Company would be required to effect the negation of the change of ownership of such facilities. The negation could be accomplished through the restoration of the original ownership structure of such facilities, the disposition of the facilities or another means that complies with the requirements of applicable law. The failure to obtain approval of such change of ownership or permit modifications, if any, could have a material adverse effect on the financial condition and operations of the Company.

  Regulation

     The collection and disposal of solid and chemical wastes, operation of landfills and rendering of related environmental services are subject to federal, state, provincial and local requirements which regulate health, safety, the environment, zoning and land-use. Operating permits are generally required for landfills, TSD Facilities and certain collection vehicles, and these permits are subject to revocation, modification and renewal. Federal, state, provincial and local regulations vary, but generally govern disposal activities and the location and use of facilities and also impose restrictions to prohibit or minimize air and water pollution. In addition, governmental authorities have the power to enforce compliance with these regulations and to obtain injunctions or impose fines in the case of violations, including criminal penalties. These regulations are administered by the U.S. Environmental Protection Agency (the "EPA") and various other federal, state, provincial and local environmental and health and safety agencies and authorities, including the Occupational Safety and Health Administration of the U.S. Department of Labor. In addition, certain of the Company's operations are regulated under applicable laws and regulations in Canada.

     The Company believes that in the existing climate of heightened legal, political and citizen awareness and concerns, companies in the waste management and environmental services industry, including the Company, may be faced with material fines and penalties and the need to expend funds for remedial work and related activities at TSD Facilities and landfills. The Company has established a reserve (which as of June 30, 1996 was approximately $3.6 million) to cover such fines, penalties and costs which the Company's management believes will be adequate. Further, in connection with Republic Industries, Inc.'s ("RII") acquisition of the Company, certain former stockholders of the Company agreed to indemnify the Company against certain environmental liabilities. There can be no assurance that such reserve or indemnities will be adequate or that technological, regulatory or enforcement developments, the results of environmental studies or other factors will not have a material adverse effect on the Company's business and consolidated financial condition.

     The Company's operation of TSD Facilities subjects it to certain operating, monitoring, site maintenance, closure and post-closure obligations, including posting significant financial assurance requirements for such obligations. In order to construct, expand and operate a TSD Facility, one or more construction or operating permits, as well as zoning approvals, must be obtained. These construction and operating permits and zoning approvals are difficult and time-consuming to obtain, and the issuance of such permits and approvals often is opposed by neighboring landowners and local and national citizens' groups. Once obtained, the operating permits may be subject to periodic renewal and are subject to modification and revocation by the issuing agencies. In connection with the Company's acquisition of TSD Facilities, it often may be necessary to expend considerable time, effort and money to bring the acquired facilities into compliance with applicable requirements and to obtain the permits and approvals necessary to increase their capacity.

     Governmental authorities have the power to enforce compliance with regulations and permit conditions and to obtain injunctions or impose fines in case of violations. Citizens' groups may also bring suit for alleged violations. During the ordinary course of its operations, the Company has from time to time received citations or notices from such authorities that its operations are not in compliance with applicable environmental or health or safety regulations. Upon receipt of such citations or notices, the Company works with the authorities to attempt to resolve the issues raised. Failure to correct the problems to the satisfaction of the authorities could lead to monetary or criminal penalties, curtailed operations or facility closures which could have a material adverse effect on the Company's business and consolidated financial condition.

     Subtitle D of the Resource Conservation and Recovery Act of 1976, as amended ("RCRA"), establishes a framework for regulating the disposal of non-hazardous solid wastes. In the past, the Subtitle D framework has left the regulation of non-hazardous waste disposal largely to the states. On October 9, 1991, however, the EPA promulgated a final rule which imposes minimum federal comprehensive solid waste management criteria and guidelines including location restrictions, facility design and operating criteria, closure and post-closure requirements, financial assurance standards, groundwater monitoring requirements and corrective action standards, many of which have not commonly been in effect or enforced in connection with solid waste landfills. States will be required to revise their landfill regulations to meet these requirements. Because some parts of the new regulations will be phased in over time, the full effect of these regulations may not be felt for several years. However, other than for groundwater monitoring and financial assurance requirements, all provisions of the final rule became effective October 9, 1993. Operating and design criteria for existing operations may have to be modified to comply with these new regulations. In addition, new requirements applicable to the disposal of non-hazardous solid waste may be adopted when reauthorization of RCRA is taken up by Congress and the Company cannot predict the effect of such new requirements.

  Possibility of Liability for Hazardous Substance Remediation and Damages

     With very limited exceptions, federal law imposes joint and several liability upon present and former owners and operators of facilities that release "hazardous substances" into the environment and the generators and transporters of those substances, regardless of the care exercised by such persons and regardless of when the hazardous substance is first detected in the environment. All such persons may be liable for the costs of waste site investigation, waste site cleanup and damages to natural resources. There is an inherent industry risk of liability arising from the release of "hazardous substances" into the environment, notwithstanding safety and other measures taken by the Company and other owners or operators of facilities. In addition, because the term "hazardous substance" is very broadly defined under applicable federal law, "hazardous substances" or "hazardous wastes" may have been deposited in properties with which the Company has been, or will become, associated as an owner or operator. Moreover, waste collection companies acquired by the Company have transported hazardous waste in the past and will do so in the future, and some of the Company's operations may generate small amounts of hazardous waste. As a result of the foregoing, the Company may face claims for remediation of environmental contamination, personal injury or damage to natural resources at sites with which it is, or has been, associated as owner, operator, transporter or waste generator and from which there is a release or threatened release of hazardous substances which causes the incurrence of response costs and damages. Costs for remediation of, and damages for, environmental contamination can be very substantial. Given the limitations in insurance coverage for these risks, such liability could have a material adverse impact on the Company's business and consolidated financial condition.

  Legal Proceedings

     The Company is a party to various legal and environmental proceedings which have arisen in the ordinary course of its business. No assurance can be given with respect to the outcome of these legal proceedings and the effect such outcomes may have on the Company.

  Lack of Environmental Liability Insurance

     The majority of the Company's domestic locations currently carry site-specific pollution legal liability insurance, which may provide coverage under certain circumstances for pollution damage to third parties. In addition, the Company's domestic contracting operations carry contractors' pollution liability insurance, which may provide coverage under certain circumstances for damage to third parties. However, both of these coverages are restrictive in nature, as they are subject to certain exclusions and effective dates, consistent with insurance industry requirements. In addition, such coverage is subject to specific and aggregate limits which may not be sufficient to cover claims, if they should arise.

     In prior years, consistent with industry trends, the Company was not able to obtain pollution insurance at reasonable costs and, therefore, carried only such coverage as was required by regulatory permits. In addition, the extent of insurance coverage under certain forms of policies has been the subject in recent years of litigation in which insurance companies have, in some cases, successfully taken the position that certain risks are not covered by such policies. If, in the absence of such insurance, the Company were to incur liability for environmental damages of sufficient magnitude, it could have a material adverse effect on the Company's business and consolidated financial condition.

  Competition

     The hazardous waste industry is highly competitive. Entry and ongoing operations require substantial technical, managerial and financial resources. The Company competes with large national companies and with regional and local companies, some of which have significantly greater financial resources and more established market positions than the Company.

RISKS RELATED TO THE PROVISION OF INSURANCE AND BONDING SERVICES

  Inadequate Pricing Risk

     The primary risk of any insurance enterprise is the risk of inadequate pricing, which is a problem that manifests itself in the form of an unexpectedly high level of claims after policy issuance. The Company utilizes a variety of actuarial and qualitative methods to set price levels, ultimately, however, pricing depends upon an evaluation of prior experience as a predictor of future experience. Events or trends that have not occurred in the past may not be anticipated for the future and, therefore, could result in inadequate pricing leading to elevated levels of losses. Such losses could have a material adverse effect on the financial condition of the Company.

  Unanticipated Losses Due to Inadequate Reserve Estimates

     When claims are made, the ultimate amount of liability cannot be determined until claims are paid to the satisfaction of the insured or until litigation finally determines liability in disputed cases. Since the process of litigation and settlement can continue for years, the Company can only assess its ultimate liability (and the ultimate expense of litigating disputed issues) by estimation. These estimates, or reserves for losses and loss adjustment expense (which, as of June 30, 1996, were $39.3 million) are, like prices, determined by a variety of actuarial and qualitative methods based on prior experience. There can be no assurance that such reserves will be sufficient to cover the ultimate liabilities of the Company for policy and bond exposures.

     The Company uses a reserving system which it believes will enable it to meet claims obligations. Due to the nature of some of the coverages written, claims may be presented which may not be settled for many years after they are incurred; thus, subjective judgments as to the ultimate exposure to losses are an integral and necessary component of the loss reserving process. The Company continually reviews reserves, using a variety of statistical and actuarial techniques to analyze current claim costs, frequency and severity data, and prevailing economic, social and legal factors. Reserves established in prior years are adjusted as dictated by changes in loss experience and as new information becomes available. An integral part of the reserving policy of the Company includes a reserve for incurred but not reported ("IBNR") claims. There can be no assurance that the assumptions upon which reserves are based will continue to be valid in the future.

     To help assure the adequacy of its IBNR reserves and individual case reserves, the Company submits to an annual review by professional actuaries who test reserve adequacy with a variety of sophisticated mathematical models. In recent years, such actuaries have certified that reserve levels of the Company are adequate. There can be no assurance, however, that the modeling techniques of these actuaries will correctly forecast the adequacy of the Company's reserves.

     The inadequacy of reserves may result in unanticipated losses which could have a material adverse effect on the financial condition of the Company.

  Competition

     Both the property and casualty and the surety industries have been highly competitive in recent years resulting in the consolidation of some of the industries' largest companies. Competition is particularly acute for smaller, specialty carriers like the Company because the market niches exploited by the Company are small and can be penetrated by a larger carrier that elects to cut prices or expand coverage. The Company's insurance subsidiaries have endured this risk historically by maintaining a high level of development of new products, such as its environmental coverage and landfill bonds eschewed by most major carriers. Nevertheless, there can be no assurance that future development efforts will succeed or that product erosion from intensifying competition will not outpace development efforts.

  Expansion of Insurance Liability Due to Law Changes

     The Company is vulnerable to both judicial and legislative law changes with respect to its insurance and bonding business. Judicial expansion of terms of coverage can increase risk coverage beyond levels contemplated in the underwriting and pricing process. Judicial imposition of pollution liability on insurers before the era of specific pollution exclusions in insurance policies created an estimated $25 billion liability, according to industry estimates reported by A.M. Best, a leading rating agency of insurance companies and reinsurers, for U.S. insurers and reinsurers that such companies did not know they were underwriting and for which they received no premium.

     At the same time, coverages that are established by statute may be adversely affected by legislative or administrative changes of law. Most surety bonds exist because they are required by government agencies. When governments change the threshold for requiring surety, the market for surety bonds is directly affected. Indeed, the repeated postponement by the EPA of deadlines for compliance with the financial assurance portions of RCRA Subtitle D has significantly slowed growth of the Company's landfill closure bond program, which was begun in March 1994 because of the anticipated deadline of April 1994 for universal compliance. Such compliance currently is not anticipated to be universally mandated until after April 1997.

  Inadequate Reinsurance Protection of Insurance Liabilities

     The Company depends heavily on reinsurers to assume a substantial portion of the exposures underwritten by it. Failure by one or more reinsurers (which are assuming risks from many sources over which the Company has no control) could have a material adverse impact on performance, since the Company would then be obligated to pay the failed reinsurer's portion of losses. Moreover, the adequacy of reinsurance, even assuming the solvency of all reinsurers, is a matter of estimation. As with pricing and reserving, procurement of reinsurance is premised upon assumptions about the future based upon past experience. Unanticipated events or trends could produce losses inadequately covered by reinsurance.

  Market Reverses in Invested Asset Portfolio

     Investment of the Company's assets to balance its reserves and surplus is critical to the maintenance of the Company's solvency and profitability. The Company believes that many insurance companies earn far more in investment returns on their portfolio assets than they do from underwriting; and many companies actually underwrite at a loss to develop premium balances, hence portfolio assets, for investment as evidenced by the number of insurers operating at combined ratios in excess of 100%. The Company maintains an investment policy of investing primarily in debt instruments of government agencies and corporate entities with quality ratings of AA or better, and of diversifying investments sufficiently to minimize the risk of a substantial reverse or default in any one investment. These policies are articulated by a written policy statement and overseen by a formal investment committee of senior company officials. The Company also employs professional investment advisers to counsel it with respect to its insurance and bonding operations on matters of policy as well as individual investment transactions, although these advisers have no discretionary authority to deploy the Company's assets. Notwithstanding these measures, an aggregation of serious reverses or defaults in the investment portfolio could produce a materially adverse impact on the earnings and financial condition of the Company.

  Federal Income Taxes

     The Company accounts for federal income taxes in accordance with Statement of Financial Accounting Standards No. 109. The Company has reduced the deferred tax asset by a valuation allowance of CSC because the Company believes "it is more likely than not" that the deferred asset would not be realized through future taxable income. In reaching the Company's determination of the need to provide a deferred tax valuation allowance, management considered all available evidence, both positive and negative, as well as the weight and importance given to such evidence. The negative factors the Company relied upon in determining the need for the valuation allowance are that the CSC Group has a history of significant portions of their taxable income coming from non-recurring transactions, as well as the risks that CSC has in the areas of product pricing, reserves, niche market competition and adequacy of reinsurance.

                                  THE COMPANY

     The Company is a diversified services company which, acting through its subsidiaries, provides waste and environmental services and specialty insurance services. The waste services the Company provides include hazardous and non-hazardous waste treatment, storage and transportation services, disposal services and a broad range of related environmental services including engineering, consulting and analysis, remediation, groundwater/wastewater and other technical services. The Company currently operates seven hazardous and non-hazardous waste treatment, storage and disposal facilities ("TSD Facilities") located in the United States and Canada. These TSD Facilities are serviced by the Company's integrated trucking operations. The Company does not own any hazardous waste disposal sites.

     In October 1996, the Company acquired CSC and CSU. See "Recent Developments." Through the Company's insurance subsidiaries, the Company provides specialty insurance and bonding to small- and medium-sized commercial enterprises in over forty states throughout the United States.

     The Company was formed as a Delaware corporation in 1987 under the name Stout Environmental, Inc. In 1992, the Company was acquired by RII. In April 1995, RII effected a spin-off of its hazardous waste operations through a distribution of the Common Stock of the Company to the stockholders of record of RII (the "Spin-off"). Pursuant to the Spin-off, the RII stockholders received one share of the Company's Common Stock for every five shares of RII common stock. Approximately 10,800,000 shares of Common Stock of the Company were distributed to RII stockholders. In October 1996, the Company changed its name to International Alliance Services, Inc. from Republic Environmental Systems, Inc. The Company's Common Stock trades on Nasdaq under the trading symbol "IASI."

     The principal executive office of the Company is located at 10055 Sweet Valley Drive, Valley View, Ohio, 44125 and its telephone number is (216) 447-9000.

                              RECENT DEVELOPMENTS

THE COMBINATION

     On October 18, 1996, by written consent of the holders of a majority of the outstanding shares of Common Stock, the Company consummated the following transactions (collectively referred to herein as the "Combination") resulting in the issuance of 18,760,000 shares of Common Stock and warrants to purchase an additional 16,200,000 shares of Common Stock.

  The Mergers

     The Company issued 14,760,000 shares of Common Stock, warrants to purchase an additional 4,200,000 shares of Common Stock at exercise prices ranging from $2.625 to $3.875 per share (the "Merger Warrants") and a promissory note in the aggregate principal amount of $4,000,000 in exchange for all of the outstanding common stock of CSC and CSU, pursuant to an Agreement and Plan of Merger dated May 19, 1996 among the Company, two wholly-owned, newly-created subsidiaries of the Company, CSC, CSU and Alliance.

  The Stock Issuances

     The Company issued and sold to (i) Mr. H. Wayne Huizenga, 2,000,000 shares of Common Stock and warrants to purchase an additional 6,000,000 shares of Common Stock at exercise prices ranging from $2.625 to $3.875 per share (the "Huizenga Warrants") for an aggregate purchase price of $5,250,000 and (ii) MGD Holdings and its assigns, 2,000,000 shares of Common Stock and warrants to purchase an additional 6,000,000 shares of Common Stock at exercise prices ranging from $2.625 to $3.875 per share (the "MGD Warrants" and together with the Merger Warrants and the Huizenga Warrants, the "Combination Warrants") for an aggregate purchase price of $5,250,000, pursuant to certain stock purchase agreements (collectively, the "Stock Issuances").

  Amendments to the Certification of Incorporation

     In connection with the Combination, the Company's stockholders adopted amendments to the Company's Certificate of Incorporation changing the name of the Company from Republic Environmental Systems, Inc. to International Alliance Services, Inc. and increasing the number of authorized shares of Common Stock from 20,000,000 to 100,000,000.

                                USE OF PROCEEDS

     The Company will not receive any of the proceeds from the sale of the Shares offered hereby, but will bear all expenses incident to the registration of the Shares under federal and state securities laws and the sale of the Shares hereunder other than expenses incident to the delivery of the Shares to be sold by Selling Stockholders, including any transfer taxes payable on any Shares, and any commissions and discounts payable to underwriters, agents or dealers. See "Plan of Distribution."

                              SELLING STOCKHOLDERS

     The following table sets forth the name of each Selling Stockholder, the number of shares of Common Stock owned by each Selling Stockholder immediately prior to the Offering, the number of Shares registered hereby that each Selling Stockholder may offer in the Offering, the number of shares of Common Stock to be owned by each Selling Stockholder upon completion of the Offering as contemplated hereby and the percentage of total shares of Common Stock to be owned by each Selling Stockholder upon completion of the Offering as contemplated hereby. However, because the Selling Stockholders may offer all or a portion of the Shares at any time and from time to time after the date hereof, the exact number of Shares that each Selling Stockholder may retain upon completion of the Offering cannot be determined at this time. At the present time, neither MGD Holdings nor Mr. Huizenga has any intention of selling any portion of their respective Shares. To the knowledge of the Company, none of the Selling Stockholders has had any material relationship with the Company except as set forth in the footnotes to the following table and as more fully described elsewhere in this Prospectus (including the information incorporated by reference in this Prospectus).

                                                                                     BENEFICIAL OWNERSHIP
                                        BENEFICIAL        NUMBER OF SHARES TO       AFTER THE OFFERING(1)
                                        OWNERSHIP         BE OFFERED FOR THE       ------------------------
                                       PRIOR TO THE      SELLING STOCKHOLDER'S       NUMBER        PERCENT
         SELLING STOCKHOLDER           OFFERING(1)              ACCOUNT            OF SHARES       OF CLASS
-------------------------------------  ------------      ---------------------     ----------      --------
Alliance Holding Corporation.........    26,076,000(2)          2,844,000          16,116,000(3)     48.6%
J. P. Bryan..........................        23,000(4)             20,000(4)            3,000           *
Rick L. Burdick(5)...................        20,000(6)             20,000(6)              -0-           *
Comeau Trust.........................        60,000(7)             60,000(7)              -0-           *
Douglas R. Gowland(8)................       206,800(9)            120,000(9)           86,800           *
H. Wayne Huizenga....................     8,000,000(10)         8,000,000(10)             -0-           *
Donald E. Koogler(11)................       120,000(12)           120,000(12)             -0-           *
Fred Luchak..........................       236,000(13)           200,000(13)          36,000           *
MGD Holdings Ltd.(14)................    13,136,000(15)        13,136,000(15)             -0-           *
Tom Walker...........................         2,300                 2,300                 -0-           *
James Watt...........................       200,000(16)           200,000(16)             -0-           *
Alan E. Wolfe........................        65,000(17)            65,000(17)             -0-           *
R.E. Wolfe...........................        65,000(17)            65,000(17)             -0-           *
                                         ----------            ----------          ----------        ----
          Total......................    41,094,100            24,852,300          16,241,800        49.0%
                                         ==========            ==========          ==========        ====

---------------

  *  less than one percent

 (1) The information contained in the table above reflects "beneficial" ownership of the Common Stock within the meaning of Rule 13d-3 under the Exchange Act.

 (2) Includes 4,200,000 shares of Common Stock issuable upon exercise of outstanding warrants and 7,116,000 shares of Common Stock owned of record by MGD Holdings for which Alliance shares voting power with MGD Holdings pursuant to the Voting Agreement. See "Risk Factors -- Risk Related to the Company -- Control by Alliance."

 (3) May include up to 4,200,000 shares of Common Stock issuable upon exercise of outstanding warrants.

 (4) Includes 16,000 shares of Common Stock issuable upon exercise of outstanding warrants.

 (5) Mr. Burdick is a partner with the law firm of Akin, Gump, Strauss, Hauer & Feld, L.L.P. ("Akin Gump"). Akin Gump has provided legal services to the Company and certain of its affiliates from time to time for which it received customary compensation in each of 1993, 1994 and 1995.

 (6) Includes 20,000 shares of Common Stock issuable upon exercise of outstanding warrants.

 (7) Includes 12,000 shares of Common Stock issuable upon exercise of outstanding warrants.

 (8) Mr. Gowland has served as a director of the Company since March 1992 and as the president of the Company's hazardous waste subsidiaries since March 1992. Mr. Gowland served as Executive Vice President and Chief Operating Officer of the Company from April 1995 until October 1996. From 1992 until the Spin-off was effected (April 1995), Mr. Gowland served as President of the Company and Vice President -- Hazardous Waste Operations of RII.

 (9) Includes 70,000 shares of Common Stock issuable upon exercise of outstanding warrants.

(10) Includes 6,000,000 shares of Common Stock issuable upon exercise of outstanding warrants.

(11) Mr. Koogler served as the Executive Vice President and Chief Operating Officer of RII, the sole stockholder of the Company from May 1991 until the Spin-off was effected (April 1995).

(12) Includes 72,000 shares of Common Stock issuable upon exercise of outstanding warrants.

(13) Includes 150,000 shares of Common Stock issuable upon exercise of outstanding warrants.

(14) MGD Holdings is a company controlled by Mr. DeGroote who serves as its President and Chief Executive Officer and a Director. Mr. DeGroote has served as the Chairman of the Board and a Director of the Company since April 1995. From April 1995 until October 1996, Mr. DeGroote served as Chief Executive Officer of the Company. Mr. DeGroote also served as Chairman of the Board, President and Chief Executive Officer of RII from May 1991 until August 1995.

(15) Includes 6,020,000 shares of Common Stock issuable upon exercise of outstanding warrants.

(16) Includes 150,000 shares of Common Stock issuable upon exercise of outstanding warrants.

(17) Includes 10,000 shares of Common Stock issuable upon exercise of outstanding warrants.

                              PLAN OF DISTRIBUTION

     The Shares may be sold or distributed from time to time by or for the account of the Selling Stockholders, or their pledgees on behalf of the Selling Stockholder, in transactions (which may involve crosses and block transactions) on Nasdaq or any national securities exchange or U.S. inter-dealer quotation system of a registered national securities association on which the Shares are then listed, in the over-the-counter market, in one or more privately negotiated transactions (including pledges and gifts), through the writing of options on the Shares, in a combination of such methods of distribution or by any other legally available means; including the distribution by Alliance to its stockholders and debt holders of the Shares which are not sold or otherwise transferred by Alliance. Such methods of sale may be conducted by the Selling Stockholders at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at prices otherwise negotiated. The Selling Stockholders may effect such transactions directly, or indirectly through broker-dealers or agents acting on their behalf and, in connection with such sales, such broker-dealers or agents may receive compensation in the form of commissions or discounts from the Selling Stockholders and/or the purchasers of the Shares for whom they may act as agent or to whom they sell Shares as principal or both (which commissions or discounts might be in excess of customary commissions). To the extent required, the names of the agents or broker-dealers, and applicable commissions or discounts and any other required information with respect to any particular offer of Shares by the Selling Stockholders, will be set forth in a Prospectus Supplement.

     The Selling Stockholders and any such underwriters, brokers, dealers or agents that participate in such distribution may be deemed to be "underwriters" within the meaning of the Securities Act, and any discounts, commissions or concessions received by any such underwriters, brokers, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. Neither the Company nor the Selling Stockholders can presently estimate the amount of such compensation. The Company knows of no existing arrangements between any Selling Stockholder and any other Selling Stockholder, underwriter, broker, dealer or other agent relating to the sale or distribution of the Shares.

     Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of any of the Shares may not simultaneously engage in market activities with respect to the Common Stock for a period of nine business days prior to the commencement of such distribution. In addition and without limiting the foregoing, the Selling Stockholders will be subject to applicable provisions of the Exchange Act; including without limitation Rules 10b-5, 10b-6 and 10b-7, which provisions may limit the timing of purchases and sales of any of the Shares by the Selling Stockholders. All of the foregoing may affect the marketability of the Common Stock.

     The Company will not receive any of the proceeds from the sale of the Shares offered hereby, but will bear all expenses incident to the registration of the Shares under federal and state securities laws and the sale of the Shares hereunder other than expenses incident to the delivery of the Shares to be sold by the Selling Stockholders, including any transfer taxes payable on any Shares, and any commissions and discounts payable to underwriters, agents or dealers.

     In order to comply with certain states' securities laws, if applicable, the Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Common Stock may not be sold unless the Common Stock has been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

                                 LEGAL MATTERS

     The validity of the Shares offered hereby will be passed upon for the Company by Akin Gump. Mr. Burdick, a partner with Akin Gump, owns warrants to purchase 20,000 shares of Common Stock. All of the Shares of Common Stock issuable upon exercise of such warrants are being registered hereunder.

                                    EXPERTS

     The audited consolidated and combined financial statements of the Company (formerly known as Republic Environmental Systems, Inc.) and its subsidiaries incorporated by reference in this Prospectus and elsewhere in this Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto and are included in reliance upon the authority of said firm as experts in giving said reports.

     The audited consolidated financial statements and schedules of CSC as of December 31, 1995 and 1994 and each of the years in the three-year period ended December 31, 1995, and the audited financial statements of CSU as of December 31, 1995 and 1994 and each of the years in the three-year period ended December 31, 1995 incorporated herein by reference have been audited and reported upon by KPMG Peat Marwick LLP, independent certified public accountants. The report of KPMG Peat Marwick LLP covering the CSC December 31, 1994 consolidated financial statements refers to a change in accounting for investments in certain debt and equity securities. Such financial statements and schedules have been incorporated by reference herein in reliance upon the report of KPMG Peat Marwick LLP with respect thereto and upon the authority of said firm as experts in accounting and auditing.

                   UNCERTAINTY OF FORWARD LOOKING STATEMENTS

     Certain statements and information in this Prospectus (including documents incorporated herein by reference, see "Incorporation of Certain Documents by Reference") constitute forward-looking statements within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Such forward-looking statements are typically punctuated by words or phrases such as "anticipate," "estimate," "projects," "management believes," "the Company believes" and words or phrases of similar import. Such statements are subject to certain risks, uncertainties or assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Among the key factors that may have a direct bearing on the Company's results and financial condition are: (i) competitive practices in the hazardous waste industry in which the Company will compete, (ii) fluctuations in waste transportation prices, (iii) environmental liabilities to which the Company may become subject in the future which are not covered by an indemnity or insurance,
(iv) the impact of current and future laws and governmental regulations (particularly environmental regulations) affecting the hazardous waste industry in general and the Company's operations in particular, (v) competitive practices in the specialty insurance and bonding industries, (vi) competitive practices in the reinsurance markets utilized by the Company's insurance operations, (vii) judicial, legislative, and regulatory changes of law relating to risks covered by the Company's insurance operations or to the operations of insurance companies in general, (viii) market fluctuations in the values or returns on assets in the investment portfolios held by the Company's insurance and bonding subsidiaries, (ix) pricing of the insurance products of the Company's insurance subsidiaries and (x) adverse loss development.

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NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE SELLING STOCKHOLDERS. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE SHARES OF COMMON STOCK OFFERED HEREBY, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SHARES OF COMMON STOCK BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                            ------------------------

                               TABLE OF CONTENTS

                                         PAGE
                                         ----
Available Information.................     3
Incorporation of Certain Documents by
  Reference...........................     4
Risk Factors..........................     5
The Company...........................    11
Recent Developments...................    11
Use of Proceeds.......................    12
Selling Stockholders..................    13
Plan of Distribution..................    14
Legal Matters.........................    14
Experts...............................    15
Uncertainty of Forward Looking
  Statements..........................    15

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                               24,852,300 SHARES

                                 INTERNATIONAL
                                    ALLIANCE
                                 SERVICES, INC.
                                  COMMON STOCK
                                   PROSPECTUS
                                            , 1996
------------------------------------------------------
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                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the estimated expenses, other than underwriting discounts and commissions, payable by the Registrant in connection with the issuance and distribution of the securities being registered hereby.

    Securities and Exchange Commission Filing Fees.............................  $51,569
    Printing and Engraving Costs...............................................  $
    Legal Fees and Expenses....................................................  $
    Accounting Fees and Expenses...............................................  $
    Miscellaneous..............................................................  $
                                                                                 -------
              Total............................................................  $
                                                                                 =======

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Certificate of Incorporation of the Company entitles the Board of Directors to provide for indemnification of directors and officers to the fullest extent provided by law, except for liability (i) for any breach of the directors' duty of loyalty to the Company or its stockholders, (ii) for acts of omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends, or for unlawful stock purchases or redemptions or (iv) for any transaction from which the director derived an improper personal benefit.

     Article VII of the Bylaws of the Company provide that to the fullest extent and in the manner provided by the laws of the State of Delaware and specifically as is permitted under Section 145 of the General Corporation Law of the State of Delaware, the Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the Company, by reason of the fact that such person is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit, or proceeding if he acted in good faith and in a manner he reasonably believed to be in and not opposed to the best interests of the Company, and with respect to any criminal action or proceeding, he had no reasonable cause to believe his conduct was unlawful. Determination of any action, suit, or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in a good faith and in a manner which he reasonably believed to be in and not opposed to the best interests of the Company, and with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was lawful.

     The Bylaws provide that the Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of another corporation, partnership, joint venture,trust or other enterprise against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the Company unless the court orders otherwise.

ITEM 16. EXHIBITS

     The following exhibits are filed as part of this Registration Statement:

      EXHIBIT
       NUMBER                                  EXHIBIT DESCRIPTION
-------------------- ------------------------------------------------------------------------
         4.1         -- Form of Stock Certificate of Common Stock of the Company (filed as
                        Exhibit 4.1 to the Company's Registration Statement on Form 10, file
                        no. 0-25890, and incorporated herein by reference).
         5.1*        -- Opinion of Akin, Gump, Strauss, Hauer & Feld, L.L.P.
        24.1         -- Consent of Arthur Andersen LLP.
        24.2         -- Consent of KPMG Peat Marwick LLP.
        24.3*        -- Consent of Akin, Gump, Strauss, Hauer & Feld, L.L.P. (included in its opinion filed as Exhibit 5.1).
        25.1         -- Powers of Attorney (included on the signature pages attached hereto).

---------------

* To be filed by amendment.

ITEM 17. UNDERTAKINGS.

     (a) The undersigned Registrant hereby undertakes as follows:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar, as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Cleveland, Ohio on October 31, 1996.

                                            INTERNATIONAL ALLIANCE
                                            SERVICES, INC.
                                            (Registrant)

                                            By:   /s/  EDWARD F. FEIGHAN
                                            ------------------------------------
                                                     Edward F. Feighan
                                                Chief Executive Officer and
                                                         President

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below on this Registration Statement hereby constitutes and appoints Craig L. Stout, Michael D. Schmidt and Douglas R. Gowland and each of them, with full power to act without the other, his true and lawful attorney-in-fact and agent, with full power of substitution for him and his name, place and stead, in any and all capacities (until revoked in writing), to sign any and all amendments or supplements (including post-effective amendments thereto) to this Form S-3 Registration Statement of International Alliance Services, Inc. and any registration statement filed pursuant to Rule 462 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that each of said attorneys-in-fact and agents, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                  SIGNATURE                                 TITLE                    DATE
                  ---------                                 -----                    ----
          /s/  MICHAEL G. DEGROOTE              Chairman of the Board and      October 22, 1996
---------------------------------------------     Director
             Michael G. DeGroote

           /s/  EDWARD F. FEIGHAN               Chief Executive Officer,       October 31, 1996
---------------------------------------------     President and Director
              Edward F. Feighan                   (Principal Executive
                                                  Officer)

           /s/  DOUGLAS R. GOWLAND              Vice President of              October 31, 1996
---------------------------------------------     Environmental Operations
             Douglas R. Gowland                   and Director

           /s/  RICHARD C. ROCHON               Director                       October 22, 1996
---------------------------------------------
              Richard C. Rochon

           /s/  JOSEPH E. LOCONTI               Vice Chairman and Director     October 22, 1996
---------------------------------------------
              Joseph E. LoConti

             /s/  CRAIG L. STOUT                Executive Vice President,      October 31, 1996
---------------------------------------------     Chief Operating Officer and
               Craig L. Stout                     Director (Principal
                                                  Financial and Accounting
                                                  Officer)

            /s/  HARVE A. FERRILL               Director                       October 22, 1996
---------------------------------------------
              Harve A. Ferrill

                               INDEX TO EXHIBITS

      EXHIBIT
       NUMBER                                  EXHIBIT DESCRIPTION
-------------------- ------------------------------------------------------------------------
         4.1         -- Form of Stock Certificate of Common Stock of the Company (filed as
                        Exhibit 4.1 to the Company's Registration Statement on Form 10, file
                        no. 0-25890, and incorporated herein by reference).
         5.1*        -- Opinion of Akin, Gump, Strauss, Hauer & Feld, L.L.P.
        24.1         -- Consent of Arthur Andersen LLP.
        24.2         -- Consent of KPMG Peat Marwick LLP.
        24.3*        -- Consent of Akin, Gump, Strauss, Hauer & Feld, L.L.P. (included in its opinion filed as Exhibit 5.1).
        25.1         -- Powers of Attorney (included on the signature pages attached hereto).

---------------

* To be filed by amendment.